Exhibit 23.3

IMC GROUP CONSULTING LIMITED
Icon Business Centres,
Lake View Drive,
Sherwood Park,
Nottingham
NG15 0DT
United Kingdom

Tel: +44 (0) 1623 726166
Fax: +44 (0) 1623 729359

Email: mining@imcgcl.com
Web: www.imcgcl.com

CONSENT OF IMC GROUP CONSULTING LIMITED

We hereby consent to the reference to our firm in the Prospectus contained in the Registration Statement on Form F-1 of Israel Chemicals Ltd. and, subject to our prior review, any amendments thereto. We hereby further consent to the use of the information contained in our respective Competent Persons Reports, dated 27th April, 2014, relating to estimates of reserves of Israel Chemicals Ltd. and its subsidiaries in the Registration Statement, and to the reference to us under the heading “Experts.”

IMC Group Consulting Limited

By:	/s/ David JF Smith
Name: David JF Smith
Title: Director of Mining
Dated: 28th April, 2014